First Federal of Northern Michigan Bancorp, Inc. Announces Third Quarter 2010 Results

ALPENA, Mich., Nov. 3, 2010 /PRNewswire-FirstCall/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net earnings from continuing operations of $72,000, or $0.02 per basic and diluted share, for the quarter ended September 30, 2010 compared to a consolidated net loss from continuing operations of $3.8 million, or $1.32 per basic and diluted share, for the quarter ended September 30, 2009.

Consolidated net income from continuing operations for the nine months ended September 30, 2010 was $593,000, or $0.21 per basic and diluted share, compared to a consolidated net loss from continuing operations of $3.6 million, or $1.27 per basic and diluted share, for the nine months ended September 30, 2009.

Listed below are several key points relative to the Company's results for the quarter ended September 30, 2010:

  Significant quarter over quarter improvement in the Company's net interest margin (from 3.41% to 3.93%) due primarily to a 67 basis point reduction in the cost of funds.
  $5.5 million decrease in non-performing assets since December 31, 2009.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.
  Provision for loan losses of $353,000 during the quarter ended September 30, 2010 despite adding approximately $500,000 in specific reserves to two commercial credits, as compared to $3.0 million in the prior year period.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We are pleased to report net income for the third quarter of 2010. This makes three consecutive quarters where the Bank has posted earnings, which demonstrates that our focused efforts over the last two years have begun to produce sustainable earnings.  During the quarter, market interest rates on mortgage loans remained at historic lows. We took advantage of this opportunity to leverage one of our core strengths – mortgage lending – to originate just over $14 million in mortgage loans during the quarter and grow market share in several key markets.  Because many of these loans were sold into the secondary market, it had the effect of shrinking our balance sheet; however, these sales did produce non-interest income for the Bank.The Bank continues to focus on our net interest margin and has successfully improved the year-to-date margin to 3.75% for the nine months ended September 30, 2010 from 3.66% for the six months ended June 30, 2010.  Our year-to-date net interest margin for the nine months ended September 30, 2009 stood at 3.28%. Our increase in net interest margin has come mostly on the cost of funds side, where lower market interest rates have reduced the costs of our deposits and borrowings. We continue our relationship-focused 'Community Bank' approach to building customer relationships and, consequently, growing our lower-costing core deposit base, which has grown by $5.6 million year to date."

Mahler also commented, "The return to strong asset quality continues to be our top priority. Non-performing assets have decreased over $5.5 million since the end of 2009. Our Texas Ratio has decreased from 64.29% at December 31, 2009 to 40.64% at September 30, 2010. We are encouraged by the recent interest in and the successful sale of Bank-owned properties in the third quarter.

"Despite three profitable quarters and improvements to our asset quality metrics, we continue to be concerned with the Michigan economy and the impact it might have on the underlying collateral values in our loan portfolio and the carrying value of Bank-owned properties.  While the book value of these assets is closely monitored and adjusted as necessary each quarter, the Bank faces the risk of additional charge downs until such time as these assets are sold.  The recovery of the Michigan real estate markets is key to mitigating these charges and write downs."

Selected Financial Ratios

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2010	2009	2010	2009

Performance Ratios:
Net interest margin	3.93%	3.41%	3.75%	3.28%
Average interest rate spread	3.77%	3.15%	3.57%	2.96%
Return on average assets*	0.13%	-6.33%	0.35%	-2.02%
Return on average equity*	1.25%	-51.12%	3.40%	-16.40%

* Annualized

	As of
	September 30, 2010	December 31, 2009	September 30, 2009
Asset Quality Ratios:
Non-performing assets to total assets	4.36%	6.58%	5.98%
Non-performing loans to total loans	3.79%	6.73%	5.89%
Allowance for loan losses to non-performing loans	48.74%	31.05%	39.97%
Allowance for loan losses to total loans	1.85%	2.09%	2.35%

"Texas Ratio" (Bank)	40.64%	64.29%	52.43%

Total non-performing loans ($000 omitted)	$6,250	$11,786	$10,782
Total non-performing assets ($000 omitted)	$9,841	$15,366	$14,317

Financial Condition

Total assets of the Company at September 30, 2010 were $225.7 million, a decrease of $7.8 million, or 3.4%, from total assets of $233.5 million at December 31, 2009. Net loans receivable decreased $9.5 million to $161.7 million at September 30, 2010, due to adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market, consumer loan balances that have declined due to normal pay-downs, limited originations of loans to be held in the Company's portfolio and charge-offs of commercial loans. Investment securities available for sale increased $1.0 million and investment securities held to maturity decreased $1.4 million from December 31, 2009 to September 30, 2010 due in part to the restructuring of the investment portfolio during the previous quarter in an effort to reduce credit risk and improve risk-weighted capital ratios.

Deposits decreased by $1.5 million to $156.6 million at September 30, 2010 from December 31, 2009 as we continued our focus on building relationships rather than growing non-core deposits. FHLB advances decreased $7.4 million as our asset base shrank during the first nine months of the year.

The ratio of total nonperforming assets to total assets was 4.36% at September 30, 2010 compared to 6.58% at December 31, 2009 and 5.98% at September 30, 2009. Non-performing assets decreased by $5.5 million from December 31, 2009 to September 30, 2010. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce them, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

Stockholders' equity was $23.9 million at September 30, 2010 compared to $23.1 million at December 31, 2009. The increase was due primarily to net earnings for the nine-month period of $593,000. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$ 21,171	9.48%	$ 8,935	4.00%	$ 11,169	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 23,098	15.00%	$ 12,319	8.00%	$ 15,399	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$ 21,171	13.75%	$ 6,160	4.00%	$ 9,239	6.00%
Tangible Capital ( to
tangible assets)	$ 21,171	9.48%	$ 3,351	1.50%	$ 4,468	2.00%

Results of Operations

Interest income decreased to $2.9 million for the three months ended September 30, 2010 from $3.1 million for the year earlier period. Interest income decreased to $8.7 million for the nine months ended September 30, 2010 as compared to $9.6 million for the nine months ended September 30, 2009. The decrease in interest income for the three-month period was due to two main factors: a period over period decrease of $12.8 million in the average balance of our interest-earning assets and a decrease of 5 basis points in the yield on interest-earning assets due in part to lower market interest rates period over period.

Interest expense decreased to $851,000 for the three months ended September 30, 2010 from $1.2 million for the three months ended September 30, 2009. Interest expense for the nine months ended September 30, 2010 decreased to $2.7 million from $4.0 million for the nine months ended September 30, 2009.  The decrease in interest expense for the three-month period was due in part to a $7.1 million decrease in the average balance of our interest-bearing liabilities and a decrease in our overall cost of funds of 67 basis points period over period. Most notably, the average balance of our certificates of deposit decreased $9.4 million from the three-month period ended September 30, 2009 and the cost of our certificates of deposits decreased 75 basis points period over period.

The Company's net interest margin increased to 3.93% for the three-month period ended September 30, 2010 from 3.41% for the same period in 2009. During this time period, the average yield on interest-earning assets decreased 5 basis points to 5.58% from 5.53%. The average cost of funds decreased 67 basis points to 1.76% from 2.43%, due to reductions of 75 basis points on our certificates of deposit, 11 basis points on our money market and NOW accounts, and 101 basis points on our FHLB advances quarter over quarter. For the nine-month period ended September 30, 2010, the Company's net interest margin increased to 3.75% from 3.28% for the same period in 2009. During this time period, the average yield on interest-earning assets decreased 17 basis points to 5.46% from 5.63%, while the cost of funds decreased 79 basis points to 1.88% from 2.67%.

The provision for loan losses for the three-month period ended September 30, 2010 was $353,000, as compared to $3.0 million for the prior year period. For the nine-month period ended September 30, 2010, the provision for loan losses was $959,000 as compared to $3.5 million for the same period ended September 30, 2009. The decrease for the three- and nine-month periods related primarily to three factors:

  During the quarter ended September 30, 2009, two large commercial relationships were placed on non-accrual status, resulting in additional provision totaling almost $1.5 million during that quarter.
  Our history of commercial charge-offs resulted in a higher estimated loss factor being applied to our entire portfolio of commercial loans for the quarter ended September 30, 2009 as compared to the quarter ended September 30, 2010 when a declining commercial charge-off history resulted in a decrease in the estimated loss factor applied to the portfolio of commercial loans.
  During the quarter ended September 30, 2010, we created approximately $500,000 in specific reserves on two out-of-state commercial participation loans due to new information received.

The provision was based on management's review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non-interest income increased to $717,000 for the three months ended September 30, 2010 from $491,000 for the three months ended September 30, 2009. Non-interest income increased to $2.6 million for the nine months ended September 30, 2010 from $2.1 million for the nine months ended September 30, 2009.  The increase for the three-month period included a $203,000 increase in mortgage banking activities income as refinance activity was significantly higher for the quarter ended September 30, 2010 as compared to the prior year period. The nine-month results reflected a $497,000 gain on sale of investments as a result of a restructuring of the investment portfolio in an effort to reduce credit risk as well as a $200,000 settlement on a lawsuit.  For the nine-month period ended September 30, 2010, we experienced a decrease of $157,000 in mortgage banking activities from the prior year period. While mortgage banking activities were stronger in the first two quarters of 2009 as compared to the comparable period in 2010, historically low interest rates continuing into the third quarter of 2010 have resulted in greater mortgage banking activities income in that quarter than in the same quarter in 2009.  This has resulted in a narrowing of the gap to only a $157,000 difference between 2009 and 2010 year-to-date mortgage banking activities income.

Non-interest expense increased from $2.1 million for the three months ended September 30, 2009 to $2.3 million for the three months ended September 30, 2010. Non-interest expense increased to $7.0 million for the nine months ended September 30, 2010 from $6.6 million for the nine months ended September 30, 2009. For both three-and nine-month periods ended September 30, 2010, other expenses increased primarily due to expenses associated with troubled credits. Partially offsetting the increase in other expense, our FDIC premiums decreased slightly for the three-month period ended September 30, 2010 due to a decrease in deposits, and decreased for the nine-month period ended September 30, 2010 due to a FDIC special assessment of $108,000 paid during the second quarter of 2009.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc.
Consolidated Balance Sheet

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 4,935,335	$ 2,583,131
Overnight deposits with FHLB	24,354	515,927
Total cash and cash equivalents	4,959,689	3,099,058
Securities AFS	34,750,106	33,712,724
Securities HTM	2,570,000	3,928,167
Loans held for sale	832,347	51,970
Loans receivable, net of allowance for loan losses of $3,046,058 and $3,660,344 as of September 30, 2010 and December 31, 2009, respectively	161,684,007	171,219,105
Foreclosed real estate and other repossessed assets	3,591,575	3,579,895
Federal Home Loan Bank stock, at cost	4,196,900	4,196,900
Premises and equipment	6,165,192	6,563,683
Accrued interest receivable	1,213,131	1,230,287
Intangible assets	700,419	919,757
Prepaid FDIC Premiums	1,051,147	1,314,850
Deferred Tax Asset	492,899	559,235
Other assets	3,461,915	3,130,063
Total assets	$ 225,669,327	$ 233,505,694

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 156,550,836	$ 158,099,809
Advances from borrowers for taxes and insurance	207,227	105,419
Federal Home Loan Bank Advances	37,000,000	44,400,000
Note Payable	-	630,927
REPO Sweep Accounts	6,386,899	5,407,791
Accrued expenses and other liabilities	1,666,751	1,809,266
Total liabilities	201,811,713	210,453,212

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized 3,191,999 shares issued	31,920	31,920
Additional paid-in capital	23,796,238	23,722,767
Retained earnings	2,593,552	2,000,264
Treasury stock at cost (307,750 shares	(2,963,918)	(2,963,918)
Unearned compensation	(69,094)	(161,678)
Accumulated other comprehensive income	468,916	423,127
Total stockholders' equity	23,857,614	23,052,482

Total liabilities and stockholders' equity	$ 225,669,327	$ 233,505,694

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$ 2,590,033	$ 2,762,789	$ 7,683,432	$ 8,570,404
Interest and dividends on investments
Taxable	107,002	154,682	346,409	413,204
Tax-exempt	40,739	57,038	152,005	171,584
Interest on mortgage-backed securities	168,757	136,177	490,603	430,928
Total interest income	2,906,531	3,110,686	8,672,449	9,586,120

Interest expense:
Interest on deposits	560,106	795,356	1,799,663	2,736,532
Interest on borrowings	291,228	422,715	908,467	1,279,247
Total interest expense	851,334	1,218,071	2,708,130	4,015,779

Net interest income	2,055,197	1,892,615	5,964,319	5,570,341
Provision for loan losses	352,711	2,976,642	958,639	3,492,711
Net interest income (expense) after provision for loan losses	1,702,486	(1,084,027)	5,005,680	2,077,630

Non Interest income:
Service charges and other fees	206,024	217,159	609,538	661,488
Mortgage banking activities	447,319	244,550	1,010,634	1,167,626
Gain on sale of available-for-sale investments	-	-	496,817	1,227
Net gain (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	(1,146)	(2,128)	52,720	25,350
Other	65,267	16,637	391,603	67,997
Insurance & Brokerage Commissions	-	15,157	-	129,798
Total non interest income	717,464	491,375	2,561,312	2,053,486

Non interest expenses:
Compensation and employee benefits	1,203,327	1,095,509	3,568,567	3,414,767
SAIF Insurance Premiums	88,820	106,199	277,368	376,807
Advertising	42,320	31,784	98,312	93,655
Occupancy	277,658	294,567	878,471	897,054
Amortization of intangible assets	73,113	73,113	219,338	199,983
Service Bureau Charges	71,230	76,533	236,926	255,043
Professional Services	79,008	93,588	331,210	359,711
Other	512,725	305,341	1,363,511	962,826
Total non interest expenses	2,348,201	2,076,634	6,973,703	6,559,846

Income (loss) from continuing operations before income tax benefit	71,749	(2,669,286)	593,289	(2,428,731)
Income tax expense from continuing operations	-	1,148,845	-	1,200,585
Net income (loss) from continuing operations	71,749	(3,818,130)	593,289	(3,629,316)

Loss from discontinued operations. Net of income tax benefit of $31,529 and $16,860	-	-	-	(83,875)
Gain on sale of discontinued operations, net of income		-
tax expense of $0 and $19,585	-	-	-	38,017
Loss from discontinued operations	-	-	-	(45,858)

Net Income (loss)	$ 71,749	$ (3,818,130)	$ 593,289	$ (3,675,174)

Per share data:
Income (loss) per share from continuing operations
Basic	$ 0.02	$ (1.32)	$ 0.21	$ (1.26)
Diluted	$ 0.02	$ (1.32)	$ 0.21	$ (1.26)
Loss per share from discontinued operations
Basic	$ -	$ -	$ -	$ (0.02)
Diluted	$ -	$ -	$ -	$ (0.02)
Net income (loss) per share
Basic	$ 0.02	$ (1.32)	$ 0.21	$ (1.27)
Diluted	$ 0.02	$ (1.32)	$ 0.21	$ (1.27)

Dividends per common share	$ -	$ -	$ -	$ -

CONTACT:  Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041